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                                                     Exhibit 21.1


                     Subsidiaries of Registrant


VLSI Standards Incorporated
California, USA

Tencor Instruments Japan Co. Ltd.
Japan

Tencor Instruments Korea
Korea

Tencor Instruments GmbH
Germany

Tencor Instruments, Sarl
France

Tencor Instruments, Ltd.
United Kingdom

Tencor Instruments (S) Pte. Ltd. *
Singapore

Tencor Instruments (S) Pte. Ltd. *
Taiwan


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* established in 1996